Exhibit 99.1

Connection (CNXN) Reports Record Second Quarter Results

Net Income Increases by 34% from Prior Q2

SECOND QUARTER SUMMARY:

  Gross profit: $107.5 million, up 7.8% y/y
  Operating income: $24.9 million, up 11.2% y/y
  Net income: $18.2 million, up 34.2% y/y
  Diluted EPS: $0.68, compared to $0.51 for Q2 2017

MERRIMACK, N.H.--(BUSINESS WIRE)--August 2, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the second quarter ended June 30, 2018. Net income for the second quarter ended June 30, 2018 increased by 34.2% to $18.2 million, or $0.68 per basic and diluted share, compared to net income of $13.6 million, or $0.51 per basic and diluted share for the prior year’s quarter.

As previously disclosed, effective January 1, 2018, the Company adopted a new revenue recognition standard. Please note that the financial results presented in this release include both amounts, “as presented,” which reflect the implementation of the new revenue recognition standard, as well as amounts prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Starting in calendar year 2019, we will no longer present our financial results under the previous revenue recognition standard. For additional information and reconciliations of our financial results between the new and prior revenue recognition standards, please see the additional tables included in this press release.

Net sales as presented for the quarter ended June 30, 2018 were $706.6 million. Net sales prior to the impact of the new revenue recognition standard for the quarter ended June 30, 2018 increased by 9.3% to $819.8 million, compared to $749.8 million for the prior year’s quarter.

Gross profit as presented for the quarter ended June 30, 2018 was $107.5 million. Gross profit prior to the impact of the new revenue recognition standard for the quarter ended June 30, 2018 was $108.9 million, compared to $99.7 million in the second quarter a year ago, an increase of 9.2%.

Gross margin as presented for the quarter ended June 30, 2018 was 15.2%. Gross margin prior to the impact of the new revenue recognition standard was 13.3%, consistent with the same quarter a year ago.

Operating income as presented for the quarter ended June 30, 2018 was $24.9 million. Operating income prior to the impact of the new revenue recognition standard was $26.0 million, compared to $22.4 million in the same quarter a year ago.

Net income as presented for the quarter ended June 30, 2018 was $18.2 million. Net income prior to the impact of the new revenue recognition standard was $19.0 million, compared to $13.6 million in the second quarter a year ago, an increase of 39.9%.

Earnings per share (“EPS”) on both a basic and diluted basis as presented for the quarter ended June 30, 2018 was $0.68. EPS prior to the impact of the new revenue recognition standard was $0.71 per share, compared to the prior year’s $0.51 on both a basic and diluted basis.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and rebranding, acquisition and restructuring costs (“Adjusted EBITDA”), a non-GAAP measure, totaled $100.9 million for the twelve months ended June 30, 2018, Adjusted EBITDA prior to the impact of the new revenue recognition standard was $101.5 million, compared to $94.0 million for the twelve months ended June 30, 2017.

Net sales for the six months ended June 30, 2018 were $1,331.5 million. Net sales prior to the impact of the new revenue recognition standard for the six months ended June 30, 2018 increased by 7.0% to $1,520.2 million, compared to $1,420.4 million for the six months ended June 30, 2017.

Gross profit for the six months ended June 30, 2018 was $203.8 million. Gross profit prior to the impact of the new revenue recognition standard for the six months ended June 30, 2018 was $204.6 million, compared to $186.4 million for the six months ended June 30, 2017, an increase of 9.8%.

Gross margin as presented for the six months ended June 30, 2018 was 15.3%. Gross margin prior to the impact of the new revenue recognition standard was 13.5%, compared to 13.1% for the six months ended June 30, 2017.

Operating income as presented for the six months ended June 30, 2018 was $40.4 million. Operating income prior to the impact of the new revenue recognition standard was $41.0 million, compared to $33.9 million for the six months ended June 30, 2017.

Net income as presented for the six months ended June 30, 2018 was $29.5 million. Net income prior to the impact of the new revenue recognition standard was $29.9 million, compared to $21.0 million for the six months ended June 30, 2017, an increase of 42.5%.

Quarterly Performance by Segment:

  Net sales as presented for the second quarter of 2018 were $270.0 million for the Business Solutions segment. Net sales prior to the impact of the new revenue recognition standard for the second quarter of 2018 increased by 5.0% to $311.3 million, compared to $296.4 million for the prior year’s quarter. Net/com and mobility products experienced strong revenue growth in this segment with an increase of 18% and 8%, respectively. Gross margin increased by 191 basis points to 17.5% primarily due to the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the second quarter of 2018 was 15.5%.
  Net sales as presented for the second quarter of 2018 were $301.1 million for the Enterprise Solutions segment. Net sales prior to the impact of the new revenue recognition standard for the second quarter of 2018 increased by 15.5% to $349.0 million, compared to $302.1 million for the prior year’s quarter. Mobility and server/storage products experienced solid growth during the quarter at 37% and 27%, respectively. Gross margin increased by 208 basis points to 14.4% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins. Gross margin prior to the impact of the new revenue recognition standard for the second quarter of 2018 was 12.6%.
  Net sales as presented for the second quarter of 2018 were $135.5 million for the Public Sector Solutions segment. Net sales prior to the impact of the new revenue recognition standard for the second quarter of 2018 increased by 5.4% to $159.4 million, compared to $151.3 million for the prior year’s quarter. Gross margin increased by 170 basis points to 12.5% primarily due to the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the second quarter of 2018 was 10.6%.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, as presented, increased by 16% year over year and accounted for 26% of net sales in the second quarter of 2018, compared to 21% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, notebook/mobility sales increased by 17% year over year and accounted for 23% of net sales in the second quarter of 2018, compared to 21% in the prior year quarter. The Enterprise Solutions and Business Solutions segments experienced strong year-over-year growth in notebook sales.
  Servers/storage, as presented, increased by 7% year over year and accounted for 10% of net sales in the second quarter of 2018, compared to 9% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, servers/storage sales increased by 8% year over year and accounted for 8% of net sales in the second quarter of 2018, compared to 9% in the prior year quarter. The Enterprise Solutions and Public Sector Solutions segments experienced strong year-over-year growth in server/storage sales.
  Software sales, as presented, decreased by 50% year over year and accounted for 12% of net sales in the second quarter of 2018, compared to 23% of net sales in the prior year quarter. The decrease in software sales was due to the adoption of the new revenue recognition standard. Excluding the impact of the adoption of the new revenue recognition standard, software sales increased by 13% year over year and accounted for 24% of net sales in the second quarter of 2018, compared to 23% of net sales in the prior year quarter. We experienced solid growth in cloud-based offerings, security, and office productivity.

Selling, general and administrative (“SG&A”) expenses as presented, increased in the second quarter of 2018 to $82.5 million from $77.2 million in the prior year quarter. SG&A in the second quarter of 2018 prior to the impact of the new revenue recognition standard was $82.8 million. The increase was primarily the result of increased variable compensation associated with our higher gross profits as well as investments made in our technology solutions group. SG&A as reported as a percentage of net sales was 11.7%, compared to 10.3% in the prior year quarter. However, SG&A in the second quarter of 2018, prior to the impact of the new revenue recognition standard, was 10.1%.

Cash and cash equivalents were $68.7 million at June 30, 2018, compared to $50.0 million at December 31, 2017. During the second quarter of 2018, the Company repurchased 53,221 shares of stock for $1.4 million. As of June 30, 2018, the Company had $13.4 million available for stock repurchases remaining under previous authorizations made by its Board of Directors. Days sales outstanding were 53 days at June 30, 2018, up from 47 days in the prior year quarter; the increase of 6 days from 47 days was due to the adoption of the new revenue recognition standard. Inventory turns were 26 turns in the second quarter of 2018, up from 22 turns in the prior year quarter; excluding the impact of the new revenue recognition standard, inventory turns would have increased to 31 turns.

“We executed well during the second quarter and in the first half of 2018. We continued to see strong growth in advanced technologies and vertical markets.” said Tim McGrath, President and Chief Executive Officer. “We believe our team and the strategies we have in place position Connection well to gain market share and increase long-term shareholder value,” concluded Mr. McGrath.

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 2, 2018 at 4:30 p.m. ET to discuss its second quarter financial results. A web cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, along with supplemental slides used during the call, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2018		2017
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$706,570		$749,792		(6%)
Diluted earnings per share	$0.68		$0.51		33%

Gross margin	15.2%		13.3%
Operating margin	3.5%		3.0%
Return on equity (1)	13.1%		11.0%

Inventory turns	26		22
Days sales outstanding	53		47

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	26%		21%
Software	12		23
Desktops	11		10
Servers/Storage	10		9
Net/Com Products	9		8
Other Hardware/Services	32		29
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,703		26,785
Total book value per share	$19.09		$17.07
Tangible book value per share	$15.94		$13.88
Closing price	$33.20		$27.06
Market capitalization	$886,540		$724,802
Trailing price/earnings ratio	14.1		15.1
LTM Adjusted EBITDA (2)	$100,918		$94,017
Adjusted market capitalization/LTM Adjusted EBITDA (3)	8.1		7.4

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and acquisition, rebranding, and restructuring costs.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2018		2017
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions	$270,042	17.5%	$296,420	15.6%
Enterprise Solutions	301,065	14.4	302,077	12.3
Public Sector Solutions	135,463	12.5	151,295	10.8
Total	$706,570	15.2%	$749,792	13.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Month Ended June 30,
(amounts in thousands, except per share data)	2018	2017	2018	2017

Net sales	$706,570	$749,792	$1,331,465	$1,420,386
Cost of sales	599,102	650,122	1,127,625	1,233,983
Gross profit	107,468	99,670	203,840	186,403

Selling, general and administrative expenses	82,521	77,230	163,421	152,511
Income from operations	24,947	22,440	40,419	33,892

Interest/other expense, net	182	9	298	28
Income tax provision	(6,903)	(8,864)	(11,191)	(12,903)
Net income	$18,226	$13,585	$29,526	$21,017

Earnings per common share:
Basic	$0.68	$0.51	$1.10	$0.79
Diluted	$0.68	$0.51	$1.10	$0.78

Shares used in the computation of earnings per common share:
Basic	26,686	26,761	26,760	26,729
Diluted	26,820	26,893	26,868	26,879

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2018	2017 (1)
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$68,680	$49,990
Accounts receivable, net	463,994	449,682
Inventories, net	107,449	106,753
Prepaid expenses and other current assets	6,279	5,737
Income taxes receivable	933	3,933
Total current assets	647,335	616,095
Property and equipment, net	46,012	41,491
Goodwill	73,602	73,602
Intangibles assets, net	10,284	11,025
Long-term accounts receivable	1,890	-
Other assets	1,831	5,638
Total Assets	$780,954	$747,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$200,940	$194,257
Accrued expenses and other liabilities	28,915	31,096
Accrued payroll	23,458	22,662
Total current liabilities	253,313	248,015
Deferred income taxes	16,125	15,696
Other liabilities	1,855	1,888
Total Liabilities	271,293	265,599
Stockholders’ Equity:
Common stock	287	287
Additional paid-in capital	115,224	114,154
Retained earnings	414,396	383,673
Treasury stock at cost	(20,246)	(15,862)
Total Stockholders’ Equity	509,661	482,252
Total Liabilities and Stockholders’ Equity	$780,954	$747,851

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Month Ended June 30,
(amounts in thousands)	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net income	$18,226	$13,585	$29,526	$21,017
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,429	2,855	6,729	5,710
Provision for doubtful accounts	277	68	694	613
Stock-based compensation expense	258	202	465	385
Deferred income taxes	-	126	429	164

Changes in assets and liabilities:
Accounts receivable	(55,937)	(48,054)	1,452	(15,169)
Inventories	(21,867)	(18,253)	(11,565)	(27,691)
Prepaid expenses and other current assets	(395)	(3,564)	2,326	(2,548)
Other non-current assets	(117)	(4,099)	(1,997)	(4,077)
Accounts payable	48,684	15,107	6,163	8,930
Accrued expenses and other liabilities	11,716	6,844	7,296	2,908
Net cash provided by (used for) operating activities	4,274	(35,183)	41,518	(9,758)

Cash Flows from Investing Activities:
Purchases of equipment	(4,920)	(3,044)	(9,927)	(4,531)
Net cash used for investing activities	(4,920)	(3,044)	(9,927)	(4,531)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	859	-
Repayment of short-term borrowings	(859)		(859)
Purchase of treasury shares	(1,387)	-	(4,384)	-
Dividend payment	-	-	(9,122)	(9,041)
Exercise of stock options	-	-	-	1,678
Issuance of stock under Employee Stock Purchase Plan	605	603	605	603
Net cash (used for) provided by financing activities	(1,641)	603	(12,901)	(6,760)
(Decrease) increase in cash and cash equivalents	(2,287)	(37,624)	18,690	(21,049)
Cash and cash equivalents, beginning of period	70,967	65,755	49,990	49,180
Cash and cash equivalents, end of period	$68,680	$28,131	$68,680	$28,131

Non-cash Investing Activities:
Accrued capital expenditures	$1,281	$662	$1,281	$662

Supplemental Cash Flow Information:
Income taxes paid	$7,990	$14,159	$8,309	$15,705

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.
(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2018	2017	% Change	2018	2017	% Change
Net income	$18,226	$13,585	34%	$63,366	$47,607	33%
Depreciation and amortization	3,428	2,855	20%	12,858	11,359	13%
Income tax expense	6,903	8,864	(22%)	21,056	30,618	(31%)
Interest expense	28	30	(7%)	121	139	(13%)
EBITDA	28,585	25,334	13%	97,401	89,723	9%
Special charges (2)	-	941	(100%)	2,695	3,506	(23%)
Stock-based compensation	258	201	28%	822	788	4%
Adjusted EBITDA	$28,843	$26,476	9%	$100,918	$94,017	7%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in last twelve months of 2017 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
								Change		Change
	Three Months Ended June 30,							As Presented		Previous Revenue Standard
	2018					2017		Amount	Percent	Amount	Percent
	As		Impact of New	Previous Revenue Standard
	Presented	% of Net Sales	Revenue Standard	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$706,570	100.0%	$113,199	$819,769	100.0%	$749,792	100.0%	$(43,222)	(5.8%)	$69,977	9.3%
Cost of sales	599,102	84.8%	111,797	710,899	86.7%	650,122	86.7%	(51,020)	(7.8%)	60,777	9.3%
Gross profit	107,468	15.2%	1,402	108,870	13.3%	99,670		7,798	7.8%	9,200	9.2%

Selling, general and administrative expenses	82,521	11.7%	321	82,842	10.1%	77,230	10.3%	5,291	6.9%	5,612	7.3%
Income from operations	24,947	3.5%	1,081	26,028	3.2%	22,440	3.0%	2,507	11.2%	3,588	16.0%

Interest income, net	182	0.1%	-	182	-	9	-	173	1,922.2%	173	1,922.2%
Income tax provision	(6,903)	(1.0%)	(297)	(7,200)	(0.9%)	(8,864)	(1.2%)	1,961	(22.1%)	1,664	(18.8%)
Net income	$18,226	2.6%	$784	$19,010	2.3%	$13,585	1.8%	$4,641	34.2%	$5,425	39.9%

Earnings per common share:
Basic	$0.68		$0.03	$0.71		$0.51		$0.17	33.3%	$0.20	39.2%
Diluted	$0.68		$0.03	$0.71		$0.51		$0.17	33.3%	$0.20	39.2%

Shares used in the computation of earnings per common share
Basic	26,686			26,686		26,791
Diluted	26,820			26,820		26,893

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
								Change		Change
	Six Months Ended June 30,							As Presented		Previous Revenue Standard
	2018					2017		Amount	Percent	Amount	Percent
	As		Impact of New	Previous Revenue Standard
	Presented	% of Net Sales	Revenue Standard	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,331,465	100.0%	$188,757	$1,520,222	100.0%	$1,420,386	100.0%	$(88,921)	(6.3%)	$99,836	7.0%
Cost of sales	1,127,625	84.7%	187,965	1,315,590	86.5%	1,233,983	86.9%	(106,358)	(8.6%)	81,607	6.6%
Gross profit	203,840	15.3%	792	204,632	13.5%	186,403	13.1%	17,437	9.4%	18,229	9.8%

Selling, general and administrative expenses	163,421	12.3%	208	163,629	10.8%	152,511	10.7%	10,910	7.2%	11,118	7.3%
Income from operations	40,419	3.0%	584	41,003	2.7%	33,892	2.4%	6,527	19.3%	7,111	21.0%

Interest income, net	298	-	-	298	0.0%	28	0.0%	270	964.3%	270	964.3%
Income tax provision	(11,191)	(0.8%)	(162)	(11,353)	(0.7%)	(12,903)	(0.9%)	1,712	(13.3%)	1,550	(12.0%)
Net income	$29,526	2.2%	$422	$29,948	2.0%	$21,017	1.5%	$8,509	40.5%	$8,931	42.5%

Earnings per common share:
Basic	$1.10		$0.02	$1.12		$0.79		$0.31	39.2%	$0.33	41.8%
Diluted	$1.10		$0.01	$1.11		$0.78		$0.32	41.0%	$0.33	42.3%

Shares used in the computation of earnings per common share
Basic	26,760			26,760		26,729
Diluted	26,868			26,868		26,879

CONSOLIDATED SELECTED FINANCIAL INFORMATION UNDER PREVIOUS REVENUE RECOGNITION STANDARD

	2018			2017
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Inventory turns	26	5	31	22
Days sales outstanding	53	(6)	47	47

	% of		% of	% of
Product Mix:	Net Sales		Net Sales	Net Sales
Notebooks/Mobility	26%	(3)	23%	21%
Software	12	12	24	23
Desktops	11	(1)	10	10
Servers/Storage	10	(2)	8	9
Net/Com Products	9	(2)	7	8
Other Hardware/Services	32	(4)	28	29
Total Net Sales	100%		100%	100%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
					Change		Change
	Three Months Ended June 30,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Net sales	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions	$270,042	$41,260	$311,302	$296,420	$(26,378)	(8.9%)	$14,882	5.0%
Enterprise Solutions	301,065	47,977	349,042	302,077	(1,012)	(0.3%)	46,965	15.5%
Public Sector Solutions	135,463	23,962	159,425	151,295	(15,832)	(10.5%)	8,130	5.4%
Total	$706,570	$113,199	$819,769	$749,792	$(43,222)	(5.8%)	$69,977	9.3%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
					Change		Change
	Three Months Ended June 30,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Gross profits	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions	$47,329	$784	$48,113	$46,277	$1,052	2.3%	$1,836	4.0%
Enterprise Solutions	43,256	618	43,874	37,107	6,149	16.6%	6,767	18.2%
Public Sector Solutions	16,883	-	16,883	16,286	597	3.7%	597	3.7%
Total	$107,468	$1,402	$108,870	$99,670	$7,798	7.8%	$9,200	9.2%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
					Change	Change
	Three Months Ended June 30,				As Presented	Previous Revenue Standard
	2018			2017	Amount	Amount

	As	Impact of New
Gross margins	Presented	Revenue Standard	Previous Revenue Standard

Business Solutions	17.5%	(207)	15.5%	15.6%	191	(16)
Enterprise Solutions	14.4%	(180)	12.6%	12.3%	208	29
Public Sector Solutions	12.5%	(187)	10.6%	10.8%	170	(17)
Total	15.2%	(193)	13.3%	13.3%	192	(1)

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
					Change		Change
	Six Months Ended June 30,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Net sales	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions	$533,320	$76,648	$609,968	$570,053	$(36,733)	(6.4%)	$39,915	7.0%
Enterprise Solutions	558,309	80,928	639,237	554,995	3,314	0.6%	84,242	15.2%
Public Sector Solutions	239,836	31,181	271,017	295,338	(55,502)	(18.8%)	(24,321)	(8.2%)
Total	$1,331,465	$188,757	$1,520,222	$1,420,386	$(88,921)	(6.3%)	$99,836	7.0%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
					Change		Change
	Six Months Ended June 30,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Gross profits	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions	$93,564	$581	$94,145	$88,068	$5,496	6.2%	$6,077	6.9%
Enterprise Solutions	79,950	211	80,161	68,736	11,214	16.3%	11,425	16.6%
Public Sector Solutions	30,326	-	30,326	29,599	727	2.5%	727	2.5%
Total	$203,840	$792	$204,632	$186,403	$17,437	9.4%	$18,229	9.8%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
					Change	Change
	Six Months Ended June 30,				As Presented	Previous Revenue Standard
	2018			2017	Amount	Amount

	As	Impact of New
Gross margins	Presented	Revenue Standard	Previous Revenue Standard

Business Solutions	17.5%	(211)	15.4%	15.4%	209	(1)
Enterprise Solutions	14.3%	(178)	12.5%	12.4%	194	16
Public Sector Solutions	12.6%	(145)	11.2%	10.0%	262	117
Total	15.3%	(185)	13.5%	13.1%	219	34

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

					Change	Change
(amounts in thousands)	Three Months Ended June 30,				As Presented	Previous Revenue Standard
	2018			2017	Percent	Percent
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Net income	$18,226	$784	$19,010	$13,585	34%	40%
Depreciation and amortization	3,428	-	3,428	2,855	20%	20%
Income tax expense	6,903	297	7,200	8,864	(22%)	(19%)
Interest expense	28	-	28	30	(7%)	(7%)
EBITDA	28,585	1,081	29,666	25,334	13%	17%
Special charges (1)	-	-	-	941	N/A	N/A
Stock-based compensation	258	-	258	201	28%	28%
Adjusted EBITDA	$28,843	$1,081	$29,924	$26,476	9%	13%

(1) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

					Change	Change
(amounts in thousands)	LTM Ended June 30, (1)				As Presented	Previous Revenue Standard
	2018			2017	Percent	Percent
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Net income	$63,366	$422	$63,788	$47,607	33%	34%
Depreciation and amortization	12,858	-	12,858	11,359	13%	13%
Income tax expense	21,056	162	21,218	30,618	(31%)	(31%)
Interest expense	121	-	121	139	(13%)	(13%)
EBITDA	97,401	584	97,985	89,723	9%	9%
Special charges (2)	2,695	-	2,695	3,506	(23%)	(23%)
Stock-based compensation	822	-	822	788	4%	4%
Adjusted EBITDA	$100,918	$584	$101,502	$94,017	7%	8%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in last twelve months of 2017 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

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CONTACT:
Investor Relations Contact:
Connection
Steve Sarno, 603-683-2505
Steve.Sarno@connection.com